UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):     July 7, 2005

PUBLIC COMPANY MANAGEMENT CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	000-50098	88-0493734
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5770 El Camino Road, Las Vegas, Nevada 89118

(Address of principal executive offices)     (Zip Code)

Registrant's telephone number, including area code (702) 222-9076

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definite Agreement

On July 7, 2005, Public Company Management Corporation (the "Registrant") announced via press release that its subsidiary, GoPublicToday.com ("GPT"), has signed a contract with Exousia Corp. Under the contract, Go Public Today will assist Exousia Corp., ("Exousia") in becoming a publicly traded company on the Over the Counter Bulletin Board ("OTCBB"). The press release announcing this event  is filed herewith as exhibit 99.

The Registrant's subsidiary, GPT, signed the consulting contract with Exousia on June 29, 2005. In exchange for providing securities registration services, GPT and will receive cash and securities issued by Exousia as compensation.

Headquartered in Houston, Exousia manufactures and sells proprietary-engineered resins, particles and flame-retardants for the manufacturing and construction industries. Its products can be used in a wide range of applications and markets. Exousia currently produces and manufactures three broad classes of products:

o

TPO resins that are used in a wide range of manufacturing applications, which enhance cost-effectiveness and increase performance compared to competitive materials.

o

Additives such as engineered particles, which enhance the strength, durability and performance of other materials.

o

Specialty coatings that provide specific benefits such as fire resistance.

In addition to assisting Exousia towards becoming a public company, GPT will also provide compliance services to help the company maintain its regulatory responsibilities as a public company. These services will be provided through Registrant's subsidiary, Public Company Management Services.

Item 9.01  Financial Statements and Exhibits

Exhibit No.	Description

10	Contract for Services, dated June 29, 2005, between Exousia Corp., and GoPublicToday.com
99	Press Release

Signatures

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Public Company Management Corporation

July 7, 2005

/s/ Stephen Brock

Stephen Brock

Chief Executive Officer